Exhibit 23.1
[ LETTERHEAD OF FRAZER FROST, LLP]

Consent of Independent Registered Public Accounting Firm

To The Board of Directors
General Steel Holdings, Inc.

We consent to the use of our report dated March 10, 2009 on the consolidated financial statements of General Steel Holdings, Inc. as of December 31, 2008 and 2007 and for the related statements of income, shareholders’ equity and cash flows for each of the three years ended December 31, 2008, included herein on the registration statement of General Steel Holdings, Inc. on Form S-3, and to the reference to our firm under the heading “Experts” in the prospectus.

   /s/ Frazer Frost, LLp
Brea, California

February 1, 2010